        Contacts:
Investor Relations:
Jenna Berg
ir@cimpress.com
+1.781.652.6480
Media Relations:
Paul McKinlay
mediarelations@cimpress.com

Cimpress Reports First Quarter Fiscal Year 2018 Financial Results

•	First quarter 2018 results:

◦	Revenue grew 27 percent year over year to $563.3 million

◦	Revenue grew 12 percent year over year excluding the impact of currency exchange rate fluctuations and revenue from businesses acquired or divested during the past twelve months

◦
GAAP income from operations was $46.6 million in the current period versus a loss from operations of $27.8 million in the year-ago period, largely due to a gain on the sale of Albumprinter, significantly lower acquisition-related charges, and restructuring savings

◦
GAAP net income per diluted share was $0.72 in the first quarter of 2018 versus a GAAP net loss per diluted share of $0.92 in the year-ago period due to the items above partially offset by significant non-cash currency-related losses

◦	Adjusted Net Operating Profit (Adjusted NOP) was $10.4 million in the current period versus $2.7 million in the year-ago period

Venlo, the Netherlands, November 1, 2017 -- Cimpress N.V. (Nasdaq: CMPR), the world leader in mass customization, today announced financial results for the first quarter of its fiscal year ended September 30, 2017.

"We are off to a solid start for fiscal year 2018," said Robert Keane, president and chief executive officer. "Our businesses delivered strong results in terms of the value they are creating for their customers, and our financial results are on track relative to our internal objectives for fiscal year 2018 growth in revenue and unlevered free cash flow. We entered this fiscal year with our new decentralized operating structure that we announced on January 25, 2017, and we have seen the intended benefits, including tightened coordination between marketing and manufacturing activities throughout our businesses, reduction of complexity and costs, and an improved ability to evaluate performance and assess returns on the capital we invest."

Keane continued, "That decentralization resulted, among many other changes, in the transfer to Vistaprint of nearly three thousand team members who were previously in central teams. We continue to see evidence that the Vistaprint business has successfully strengthened its customer value proposition and improved customer retention. Following more than six months of experience with their newly integrated organization, the Vistaprint leadership team has taken the difficult but appropriate decision to reorganize the business. These changes will reduce headcount and other operating costs, but also simplify and streamline operations and more closely align functions to increase the speed of execution. We believe these changes will improve the steady-state free cash flow of this business and, importantly, free up capital to reinvest in other areas of Vistaprint that provide the greatest benefit to our customers and our long-term shareholders."

Cimpress expects the Vistaprint headcount and cost reductions to be largely implemented over the coming two months and believes they will reduce fiscal year 2018 operating expenses by between $20 million and $22 million. Based on a preliminary assessment of these potential actions, the company expects to take a restructuring charge of approximately $15 million to $17 million during the quarter ending December 31, 2017, but we expect net savings for the full fiscal year 2018. Cimpress will provide additional information in its second quarter earnings documents after the Vistaprint restructuring is implemented.

Sean Quinn, chief financial officer, said, "First quarter revenue growth by segment was in line with our commentary at the beginning of the year. Our profits increased significantly year over year due in part to savings from the decentralization we announced last January and some non-operational benefits described below. Conversely, as anticipated, we continue to see pressure on Vistaprint's incremental gross profit from the rapid expansion of new products and design services. As described at our August 8, 2017 investor day, we believe that Vistaprint has multiple pricing and operating levers to alleviate some of this pressure throughout fiscal year 2018 as we scale the new product offerings, but we expect it to take time. In the meantime, our revenue from newly launched products continues to grow strongly, so the mix effect on our profitability is meaningful: Vistaprint's gross margin was about 400 basis points lower this quarter compared to the same period last year. Finally, we remain on track to reduce our leverage to approximately three times trailing-twelve month EBITDA by the end of our second fiscal quarter despite repurchasing $41 million of Cimpress shares during the first quarter."

The following year-over-year items positively influenced GAAP operating income in the first quarter:

•
A $47.5 million gain on the sale of our Albumprinter business, net of transaction costs. The amount of this gain was influenced by the partial allocation of goodwill to our other businesses in past periods, and the minimal carrying value of acquired intangible assets related to Albumprinter at the time of the sale, partially offset by negative currency-related impacts.

•
Net restructuring savings of approximately $10 million related to the decentralization announced on January 25, 2017. These savings were realized largely in technology and development and general and administrative costs. From a segment reporting perspective, about half of the savings benefit Vistaprint's Segment Profit, with the bulk of the remaining benefit in our central and corporate costs.

•
A year-over-year decrease in acquisition-related charges as follows: First, earn-out related charges were $15.1 million lower in the first quarter of fiscal year 2018 versus the prior-year period. Share-based compensation related to investment consideration also decreased year over year by $4.1 million. These reductions were partially offset by an increase in acquisition-related amortization of intangible assets of $2.5 million.

•	Favorable year-over-year currency fluctuations that were offset below the line by year-over-year changes in realized gains and losses from hedging contracts in other expense, net.

Quinn added, "As we look ahead to the remainder of fiscal year 2018, we are on track to recognize the financial benefits of the decentralization announced last January in line with our past commentary. We now also expect to recognize net savings and organizational benefits from the Vistaprint restructuring announced today. Finally, we see no material changes to our planned investment spend that we outlined in detail in our letter to investors dated July 26, 2017."

Sale of Albumprinter Business:
As anticipated, on August 31, 2017 we sold our Albumprinter business, net of transaction costs and based on the exchange rate as of the date of sale, for $93.1 million plus $11.9 million in pre-closing dividends. In connection with the divestiture, we have entered into an agreement under which Albumprinter will continue to fulfill photobook orders for our Vistaprint business via our mass customization platform.

Consolidated Financial Metrics:

•
Revenue for the first quarter of fiscal year 2018 was $563.3 million, a 27 percent increase compared to revenue of $443.7 million in the same quarter a year ago. Excluding the estimated impact from currency exchange rate fluctuations and revenue from businesses acquired or divested during the past twelve months, revenue grew 12 percent year over year in the first quarter.

•
Gross margin (revenue minus the cost of revenue as a percent of total revenue) in the first quarter was 49.6 percent, down from 52.0 percent in the same quarter a year ago due to lower Vistaprint gross margins as a result of significant growth in lower-margin new products which are not yet at scale, as well as a continued mix shift toward our Upload and Print businesses which have a lower gross margin than our Vistaprint and National Pen businesses.

•
Contribution margin (revenue minus the cost of revenue, the cost of advertising and payment processing as a percent of total revenue) in the first quarter was 31.0 percent, down from 32.5 percent in the same quarter a year ago. Advertising spend as a percent of revenue declined year over year for the first quarter, which partially offset the decline in gross margin as described above.

•
GAAP operating income in the first quarter was $46.6 million, or 8.3 percent of revenue, compared to an operating loss of $27.8 million, or 6.3 percent of revenue, in the same quarter a year ago. The drivers of this significant improvement are described above, before the "Sale of Albumprinter Business" section of this release.

•	Adjusted NOP for the first quarter, which is defined at the end of this press release, was $10.4 million, or 1.8 percent of revenue, up from $2.7 million, or 0.6 percent of revenue,

in the same quarter a year ago. This increase is primarily due to the savings from our fiscal year 2017 decentralization.

•
GAAP net income attributable to Cimpress for the first quarter was $23.4 million, or 4.1 percent of revenue, compared to a net loss of $29.1 million, or 6.6 percent of revenue in the same quarter a year ago. In addition to the impacts described above, GAAP net income was negatively influenced by year-over-year non-operational, non-cash currency impacts, and a reduction in our tax benefit in the current period compared to the year-ago period due to lower discrete tax benefits in the current period compared to the same prior-year period. In addition, we adopted a new accounting standard (ASU 2016-16) effective this quarter which changes how we account for the tax effects of certain intra-entity sales. We expect this change will be unfavorable to our GAAP tax expense and effective tax rate for the year, but in no way changes our current or future cash taxes.

•	GAAP net income per diluted share for the first quarter was $0.72, versus a net loss of $0.92 in the same quarter a year ago.

•	Capital expenditures in the first quarter were $20.5 million or 3.6 percent of revenue, versus $19.3 million, or 4.4 percent of revenue in the same quarter a year ago.

•
During the first quarter, we generated $16.4 million of cash from operations and $(6.5) million in unlevered free cash flow, a non-GAAP financial measure, which is defined at the end of this press release. Cash from operations was impacted by approximately $4 million of payments related to our January 2017 restructuring as well as transaction costs from the sale of Albumprinter.

•
As of September 30, 2017, we had $42.8 million of cash and cash equivalents and $820.8 million of debt, net of issuance costs. After considering debt covenant limitations, as of September 30, 2017 the company had $262.4 million available for borrowing under its committed credit facility. Based on Cimpress' debt covenant definitions, its total leverage ratio was 3.39 as of September 30, 2017. The company continues to expect to reduce its leverage ratio to approximately 3 times trailing twelve month EBITDA by the end of calendar year 2017 through a combination of debt repayment and EBITDA expansion.

•	During the first quarter, Cimpress repurchased 452,820 shares for $40.7 million inclusive of transaction costs, at an average price per share of $89.82.

Supplemental Materials and November 2, 2017 Conference Call Information

Cimpress has posted an end-of-quarter presentation with accompanying prepared remarks at ir.cimpress.com. On Thursday, November 2, 2017 at 7:30 a.m. (EDT) the company will host a live Q&A conference call with management to discuss the financial results, which will be available via webcast at ir.cimpress.com and via dial-in at +1 (844) 778-4144, conference ID 86537588. A replay of the Q&A session will be available on the company’s website following the call on November 2, 2017.

Important Reminder of Cimpress’ Priorities
We ask investors and potential investors in Cimpress to understand the upper-most objectives by which we endeavor to make all decisions, including investment decisions. Often we make decisions in service of these priorities that could be considered non-optimal were they to be evaluated based on other criteria such as (but not limited to) near- and mid-term net income, operating income, EPS, cash flow, EBITDA, and Adjusted NOP.

Our priorities are:

•
Strategic Objective: To be the world leader in mass customization. By mass customization, we mean producing, with the reliability, quality and affordability of mass production, small individual orders where each and every one embodies the personal relevance inherent to customized physical products.

•
Financial Objective: To maximize intrinsic value per share, defined as (a) the unlevered free cash flow per share that, in our best judgment, will occur between now and the long-term future, appropriately discounted to reflect our cost of capital, minus (b) net debt per share.

To understand these objectives and their implications, Cimpress encourages investors to read Robert Keane’s letter to investors published on July 26, 2017 at ir.cimpress.com and to review materials that were presented at our annual investor day meeting on August 8, 2017.

About non-GAAP financial measures
To supplement Cimpress’ consolidated financial statements presented in accordance with U.S. generally accepted accounting principles, or GAAP, Cimpress has used the following measures defined as non-GAAP financial measures by Securities and Exchange Commission, or SEC, rules: Adjusted Net Operating Profit, free cash flow, unlevered free cash flow, constant-currency revenue growth and constant-currency revenue growth excluding revenue from acquisitions and divestitures made in the last twelve months:

•
Adjusted Net Operating Profit is defined as GAAP operating income plus interest expense associated with our Waltham, Massachusetts lease, excluding M&A related items such as acquisition-related amortization and depreciation, changes in the fair value of contingent consideration, and expense for deferred payments or equity awards that are treated as compensation expense, plus the impact of certain unusual items such as discontinued operations, restructuring charges, impairments, or gains related to the purchase or sale of subsidiaries, plus certain realized gains or losses on currency derivatives that are not included in operating income.

•
Free cash flow is defined as net cash provided by operating activities less purchases of property, plant and equipment, purchases of intangible assets not related to acquisitions, and capitalization of software and website development costs, plus payment of contingent consideration in excess of acquisition-date fair value, plus gains on proceeds from insurance.

•
Unlevered free cash flow is defined as free cash flow as described above, plus the cash paid during the period for interest, minus the interest expense associated with our Waltham, Massachusetts lease.

•
Constant-currency revenue growth is estimated by translating all non-U.S. dollar denominated revenue generated in the current period using the prior year period’s average exchange rate for each currency to the U.S. dollar.

•
First quarter constant-currency revenue growth excluding revenue from acquisitions and divestitures made during the past twelve months excludes the impact of currency as defined above and revenue from Albumprinter and National Pen.

These non-GAAP financial measures are provided to enhance investors' understanding of our current operating results from the underlying and ongoing business for the same reasons they are used by management. For example, as we have become more acquisitive over recent years we believe excluding the costs related to the purchase of a business (such as amortization of acquired intangible assets, contingent consideration, or impairment of goodwill) provides further insight into the performance of the underlying acquired business in addition to that provided by our GAAP operating income. As another example, as we do not apply hedge accounting for our currency forward contracts, we believe inclusion of realized gains and losses on these contracts that are intended to be matched against operational currency fluctuations provides further insight into our operating performance in addition to that provided by our GAAP operating income. We do not, nor do we suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. For more information on these non-GAAP financial measures, please see the tables captioned “Reconciliations of Non-GAAP Financial Measures” included at the end of this release. The tables have more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliation between these financial measures.

About Cimpress
Cimpress N.V. (Nasdaq: CMPR) is the world leader in mass customization. For more than 20 years, the company has focused on developing software and manufacturing capabilities that transform traditional markets in order to make customized products accessible and affordable to everyone. Cimpress brings its products to market via a portfolio of more than 20 brands including Vistaprint, Drukwerkdeal, Pixartprinting, Exaprint, WIRmachenDRUCK, National Pen and many others. That portfolio serves multiple customer segments across many applications for mass customization. To learn more, visit http://www.cimpress.com.

Cimpress and the Cimpress logo are trademarks of Cimpress N.V. or its subsidiaries. All other brand and product names appearing on this announcement may be trademarks or registered trademarks of their respective holders.

This press release contains statements about our future expectations, plans, and prospects of our business that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995, including our expectations for the growth and development of our business, our expectations for our debt position, and the expected effects of and savings from our recent decentralization and anticipated Vistaprint restructuring. Forward-looking projections and expectations are inherently uncertain, are based on assumptions and judgments by management, and may turn out to be wrong. Our actual results may differ materially from those indicated by the forward-looking statements in this press release as a result of various important factors, including but not limited to our failure to execute our strategy; our inability to make the investments in our business that we plan to make or the failure of those investments to achieve the results we expect; our failure to develop our mass customization platform or the failure of the platform to drive the efficiencies and competitive advantage we expect; the failure of our decentralization and restructuring to have the effects that we expect; our ability to accurately forecast the savings and charges relating to restructuring activities; unanticipated changes in our markets, customers, or business; our loss of key personnel; our failure to reposition our Vistaprint brand and to promote and strengthen all of our brands; our failure to attract new customers and retain our current customers; our failure to manage the growth and complexity of our business and expand our operations; the failure of the businesses we acquire or invest in to perform as expected; the willingness of purchasers of customized products and services to shop online; competitive pressures; general economic conditions; and other factors described in our Form 10-K for the fiscal year ended June 30, 2017 and the other documents we periodically file with the U.S. SEC.

In addition, the statements and projections in this press release represent our expectations and beliefs as of the date of this press release, and subsequent events and developments may cause these expectations, beliefs, and projections to change. We specifically disclaim any obligation to update any forward-looking statements. These forward-looking statements should not be relied upon as representing our expectations or beliefs as of any date subsequent to the date of this press release.

Operational Metrics & Financial Tables to Follow

CIMPRESS N.V.
CONSOLIDATED BALANCE SHEETS
(unaudited in thousands, except share and per share data)

	September 30, 2017	June 30, 2017
Assets
Current assets:
Cash and cash equivalents	$42,800	$25,697
Accounts receivable, net of allowances of $4,297 and $3,590, respectively	58,413	48,630
Inventory	56,754	46,563
Prepaid expenses and other current assets	75,921	78,835
Assets held for sale	—	46,276
Total current assets	233,888	246,001
Property, plant and equipment, net	511,890	511,947
Software and website development costs, net	50,312	48,470
Deferred tax assets	78,748	48,004
Goodwill	525,806	514,963
Intangible assets, net	268,678	275,924
Other assets	26,772	34,560
Total assets	$1,696,094	$1,679,869
Liabilities, noncontrolling interests and shareholders’ equity
Current liabilities:
Accounts payable	$121,119	$127,386
Accrued expenses	186,502	175,567
Deferred revenue	39,239	30,372
Short-term debt	19,941	28,926
Other current liabilities	86,998	78,435
Liabilities held for sale	—	8,797
Total current liabilities	453,799	449,483
Deferred tax liabilities	58,805	60,743
Lease financing obligation	105,679	106,606
Long-term debt	800,860	847,730
Other liabilities	108,607	94,683
Total liabilities	1,527,750	1,559,245
Commitments and contingencies
Redeemable noncontrolling interests	83,841	45,412
Shareholders’ equity:
Preferred shares, par value €0.01 per share, 100,000,000 shares authorized; none issued and outstanding	—	—
Ordinary shares, par value €0.01 per share, 100,000,000 shares authorized; 44,080,627 shares issued; and 31,020,287 and 31,415,503 shares outstanding, respectively	615	615
Treasury shares, at cost, 13,060,340 and 12,665,124 shares, respectively	(627,002)	(588,365)
Additional paid-in capital	366,684	361,376
Retained earnings	432,273	414,771
Accumulated other comprehensive loss	(88,325)	(113,398)
Total shareholders’ equity attributable to Cimpress N.V.	84,245	74,999
Noncontrolling interests	258	213
Total shareholders' equity	84,503	75,212
Total liabilities, noncontrolling interests and shareholders’ equity	$1,696,094	$1,679,869

CIMPRESS N.V.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited in thousands, except share and per share data)

	Three Months Ended September 30,
	2017	2016
Revenue	$563,284	$443,713
Cost of revenue (1)	283,755	213,050
Technology and development expense (1)	62,103	59,010
Marketing and selling expense (1)	166,093	132,668
General and administrative expense (1)	38,778	56,580
Amortization of acquired intangibles	12,633	10,213
Restructuring expense (1)	854	—
(Gain) on sale of subsidiaries	(47,545)	—
Income (loss) from operations	46,613	(27,808)
Other expense, net	(16,312)	(2,132)
Interest expense, net	(13,082)	(9,904)
Income (loss) before income taxes	17,219	(39,844)
Income tax (benefit) expense	(6,187)	(9,814)
Net income (loss)	23,406	(30,030)
Add: Net (income) loss attributable to noncontrolling interest	(43)	927
Net income (loss) attributable to Cimpress N.V.	$23,363	$(29,103)
Basic net income (loss) per share attributable to Cimpress N.V.	$0.75	$(0.92)
Diluted net income (loss) per share attributable to Cimpress N.V.	$0.72	$(0.92)
Weighted average shares outstanding — basic	31,220,311	31,570,824
Weighted average shares outstanding — diluted	32,332,162	31,570,824
____________________________________________
(1) Share-based compensation is allocated as follows:

	Three Months Ended September 30,
	2017	2016
Cost of revenue	$40	$43
Technology and development expense	1,856	2,325
Marketing and selling expense	985	820
General and administrative expense	3,928	8,383
Restructuring expense	103	—

For the three months ended September 30, 2017 we recognized $727 of restructuring costs related to a restructuring initiative within our All Other Businesses segment, as well as $127 of restructuring costs related to the January 2017 restructuring initiative.

CIMPRESS N.V.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in thousands)

	Three Months Ended September 30,
	2017	2016
Operating activities
Net income (loss)	$23,406	$(30,030)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	42,384	35,405
Share-based compensation expense	6,912	11,571
Deferred taxes	(16,589)	(18,163)
Gain on sale of subsidiaries	(47,545)	—
Change in contingent earn-out liability	827	16,020
Unrealized loss on derivatives not designated as hedging instruments included in net income (loss)	6,066	1,811
Effect of exchange rate changes on monetary assets and liabilities denominated in non-functional currency	8,386	3,027
Other non-cash items	23	670
Changes in operating assets and liabilities:
Accounts receivable	(8,839)	2,917
Inventory	(8,985)	(1,220)
Prepaid expenses and other assets	(4,893)	671
Accounts payable	(1,621)	(7,952)
Accrued expenses and other liabilities	16,847	(5,127)
Net cash provided by operating activities	16,379	9,600
Investing activities
Purchases of property, plant and equipment	(20,457)	(19,319)
Proceeds from the sale of subsidiaries, net of transactions costs and cash divested	93,779	—
Business acquisitions, net of cash acquired	(110)	(580)
Purchases of intangible assets	(24)	(26)
Capitalization of software and website development costs	(8,934)	(8,312)
Other investing activities	(1,956)	785
Net cash provided by (used in) investing activities	62,298	(27,452)
Financing activities
Proceeds from borrowings of debt	179,532	87,000
Payments of debt and debt issuance costs	(237,929)	(82,725)
Payments of withholding taxes in connection with equity awards	(1,190)	(7,549)
Payments of capital lease obligations	(4,658)	(3,276)
Purchase of ordinary shares	(40,674)	—
Proceeds from issuance of ordinary shares	6,070	—
Issuance of loans	(12,000)	—
Proceeds from sale of noncontrolling interest	35,390	—
Net cash used in financing activities	(75,459)	(6,550)
Effect of exchange rate changes on cash and cash equivalents	1,843	601
Change in cash held for sale	12,042	—
Net increase (decrease) in cash and cash equivalents	17,103	(23,801)
Cash and cash equivalents at beginning of period	25,697	77,426
Cash and cash equivalents at end of period	$42,800	$53,625

CIMPRESS N.V.
SEGMENT INFORMATION AND RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(unaudited in thousands)

	GAAP Revenue
	Three Months Ended September 30,			Currency Impact:	Constant- Currency	Impact of Acquisitions/Divestitures:	Constant- Currency Revenue Growth
	2017	2016	% Change	(Favorable)/Unfavorable	Revenue Growth	(Favorable)/Unfavorable	Excluding Acquisitions/Divestitures
Revenue growth reconciliation by reportable segment:
Vistaprint	$319,043	$286,535	11%	(1)%	10%	—%	10%
Upload and Print	160,390	131,957	22%	(6)%	16%	—%	16%
National Pen	59,717	—	100%	—%	100%	(100)%	—%
All Other Businesses	28,054	26,334	7%	(2)%	5%	35%	40%
Inter-segment eliminations	(3,920)	(1,113)
Total revenue	$563,284	$443,713	27%	(3)%	24%	(12)%	12%

	Three Months Ended September 30,
Profit (loss) by reportable segment ("Segment Profit"):	2017	2016
Vistaprint	$30,895	$25,272
Upload and Print	14,768	13,451
National Pen	1,185	—
All Other Businesses	(7,551)	(9,752)
Total Segment Profit	39,297	28,971
Central and corporate costs	(28,257)	(28,186)
Acquisition-related amortization and depreciation	(12,687)	(10,213)
Earn-out related charges¹	(1,137)	(16,247)
Share-based compensation related to investment consideration	(40)	(4,103)
Restructuring related charges	(854)	—
Interest expense for Waltham lease	1,911	1,970
Gain on the purchase or sale of subsidiaries[2]	48,380	—
Total income (loss) from operations	$46,613	$(27,808)

¹Includes expense recognized for the change in fair value of contingent consideration and compensation expense related to earn-out mechanisms dependent upon continued employment.
2Includes the impact of the gain on the sale of Albumprinter, as well as a bargain purchase gain as defined by ASC 805-30 for an acquisition in which the identifiable assets acquired and liabilities assumed are greater than the consideration transferred, that was recognized in general and administrative expense in our consolidated statement of operations during the three months ended September 30, 2017.

Note: During the first quarter of fiscal 2018, we began presenting inter-segment fulfillment activity as revenue for the fulfilling business unit for purposes of measuring and reporting our segment financial performance. We have revised historical results to reflect the consistent application of our current accounting methodology. In addition, we adjusted our historical segment profitability for the allocation of certain IT costs that are allocated to each of our businesses in fiscal 2018.

CIMPRESS N.V.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES (CONT.)
(unaudited, in thousands)

	Three Months Ended September 30,
	2017	2016
Adjusted Net Operating Profit reconciliation:
GAAP operating income (loss)	$46,613	$(27,808)
Exclude expense (benefit) impact of:
Acquisition-related amortization and depreciation	12,687	10,213
Earn-out related charges¹	1,137	16,247
Share-based compensation related to investment consideration	40	4,103
Restructuring related charges	854	—
Less: Interest expense associated with Waltham lease	(1,911)	(1,970)
Less: Gain on the purchase or sale of subsidiaries[2]	(48,380)	—
Include: Realized (losses) gains on certain currency derivatives not included in operating income	(634)	1,888
Adjusted NOP	$10,406	$2,673

¹Includes expense recognized for the change in fair value of contingent consideration and compensation expense related to earn-out mechanisms dependent upon continued employment.
2Includes the gain on the sale of Albumprinter, as well as a bargain purchase gain as defined by ASC 805-30 for an acquisition in which the identifiable assets acquired and liabilities assumed are greater than the consideration transferred, that was recognized in general and administrative expense in our consolidated statement of operations during the three months ended September 30, 2017.

	Three Months Ended September 30,
	2017	2016
Unlevered free cash flow reconciliation:
Net cash provided by operating activities	$16,379	$9,600
Purchases of property, plant and equipment	(20,457)	(19,319)
Purchases of intangible assets not related to acquisitions	(24)	(26)
Capitalization of software and website development costs	(8,934)	(8,312)
Free cash flow	$(13,036)	$(18,057)
Plus: cash paid during the period for interest	8,430	5,362
Less: interest expense for Waltham lease	(1,911)	(1,970)
Unlevered free cash flow	$(6,517)	$(14,665)

Note: We continue to look at profit by reportable segment ("Segment Profit"); however, starting with the first quarter of fiscal 2018, we no longer use Adjusted NOPAT as an internal measure of consolidated profitability, and therefore we have stopped reporting it. Rather, we are using Adjusted Net Operating Profit, which corresponds to our prior Adjusted NOPAT measure, without the effect of cash taxes attributable to the current period.